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                                [T CELL LOGO]

                                                                 Exhibit 20.0

NEWS RELEASE
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Date:     FOR IMMEDIATE RELEASE/NOVEMBER 7, 1995

Contact:  Alan Tuck                                  Lori Martin
          President & Chief Executive Officer        Investor Relations
          T Cell Sciences, Inc.                      T Cell Sciences, Inc.
          (617) 433-0771                             (617) 433-3107



       T CELL SCIENCES, INC. ANNOUNCES OVER $6 MILLION PRIVATE PLACEMENT


Needham, MA, November 7, 1995 -- T Cell Sciences, Inc. (NASDAQ: TCEL) today announced the closing of a $6.375 million private placement of 2.55 million shares of T Cell Sciences Common Stock, $.001 par value. Several institutional investors and private investors purchased shares of Common Stock pursuant to stock purchase agreements. The Company has filed a registration statement with the Securities and Exchange Commission to register the resale of the Common Stock purchased by the investors. The Company directly placed a number of the shares purchased and Allen & Company acted as placement agent for the other shares.

"We are pleased we had the opportunity to raise additional capital and to strengthen the Company's position for future growth," said Alan Tuck, President and Chief Executive Officer. "The funds received from this financing will be used primarily to advance the Company's complement inhibitor program, including Phase II clinical trials in 1996. The completion of this financing plus the additional positive announcements we expect over the next several months should help us continue to build shareholder value."

In July of this year, T Cell completed Phase I clinical trials which indicate soluble complement receptor 1, (product name TP10), is safe, and can inhibit complement activation in adult patients at risk for Adult Respiratory Distress Syndrome (ARDS). In May of this year, the Company's subsidiary T Cell Diagnostics received FDA marketing clearance for TRAx[register mark] CD4, an immunoassay test kit for the enumeration of CD4 T Cells, which is currently being launched in the marketplace.

T Cell Sciences, Inc. is developing pharmaceutical products for the treatment of inflammatory disorders and autoimmune diseases utilizing proprietary complement inhibitor and T Cell receptor technology. T Cell Diagnostics, a wholly owned subsidiary of T Cell Sciences, develops, manufactures and markets innovative immune monitoring diagnostics and research products.

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T Cell Sciences, Inc. 115 Fourth Avenue Needham, MA 02194-2725 USA 617-433-0771
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                            Telefax 1-617-433-0262